UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 17, 2005

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 17, 2005, the Nominating and Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company, by written consent, granted a Performance Restricted Stock Equivalent Award Agreement to Mr. Ward Klein. The material terms of the Performance Restricted Stock Equivalent Award Agreement are as follows:

1.     Award  As of the date of the award, recipient will be credited with restricted Common Stock equivalents in the Company’s Deferred Compensation Plan, the value of which, upon the individual’s retirement or other termination of employment, will be paid out in cash in accordance with the terms of that Plan.

2.     Vesting; Payment Twenty-five percent of the total restricted stock equivalents granted to the recipient will vest on the third anniversary of the date of grant, twenty-five percent will vest on the date that the Company publicly releases its earnings for its 2008 fiscal year (the “Announcement Date”) only if the Company’s compound annual growth in earnings per share (“CAGR”) for the 3 year period ending on September 30, 2008 equals or exceeds 10%, and the remaining fifty percent will vest in its entirety on the Anniversary Date only if the Company achieves CAGR at or above 15%, with smaller percentages of that remaining fifty percent vesting at each of the milestones indicated:

CAGR	% Vesting
11%	20%
12%	40%
13%	60%
14%	80%
15%	100%

3.     Acceleration All unvested restricted stock equivalents granted to the recipient will immediately vest upon his:

a.	Death;
b.	Declaration of total and permanent disability;
c.	Involuntary termination of employment, other than for cause;
d.	Change of control of Energizer Holdings, Inc.

4.     Forfeiture Any portion of the recipient’s restricted stock equivalents that are not vested will be forfeited upon:

a.	the recipient’s involuntary termination for cause;
b.	the recipient’s voluntary termination;
c.	a determination by the Committee that the recipient engaged in competition with the Company; or
d.	a determination by the Committee that the recipient engaged in activity or conduct contrary to the best interests of the Company, as described in the Plan.

The form of the Performance Restricted Stock Equivalent Award Agreement is attached to this filing as Exhibit 10.1.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: October 17, 2005

EXHIBIT INDEX

Exhibit No.

10.1      Form of Performance Restricted Stock Equivalent Award Agreement.